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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

         Westwood Corporation Agrees to be Acquired for $2.30 Per Share


Tulsa, Oklahoma, August 9, 2002 -- Westwood Corporation (OTC:BB: WNMP) ("Westwood" or the "Company") announced today that it has entered into a definitive merger agreement with L-3 Communications Corporation ("L-3"). Under the terms of the agreement, Westwood stockholders will receive $2.30 in cash per share of common stock. The total value of the transaction is approximately $22 million, plus assumed debt.

The transaction is subject to customary closing conditions, including approval by Westwood's stockholders, and is expected to close by the end of this year. Two of Westwood's current directors, who own an aggregate of approximately 32% of Westwood's outstanding shares, have entered into an agreement with L-3 to vote their shares in favor of the transaction. Westwood's board of directors has unanimously approved the merger agreement, and unanimously recommends that stockholders vote in favor of the transaction.

Ernest H. McKee, Westwood's President and Chief Executive Officer, stated "We believe that this transaction delivers great value to both our stockholders and L-3. We have an outstanding combination of premier technologies, expertise and capabilities. We look forward to the synergies we can create as part of L-3."

New York Capital Corp. is serving as the financial advisor to Westwood's Board of Directors, and has rendered its opinion to the Board that the cash price of $2.30 per share to be received by Westwood stockholders in connection with the transaction is fair from a financial point of view.

Westwood Corporation is a leading provider of marine control and power distribution systems and portable generators built to military specifications. The Company's products can be found on every ship in today's U.S. Navy active surface fleet and on certain ships in allied navy fleets. The Company's products also meet demanding standards for a dependable, rugged source of mobile electrical power for field troops of the U.S. Army, Air Force and Marines. For more information please visit the company's website at www.westwoodcorp.com.

                   Additional Information and Where to Find It

Information regarding the identity of the persons who may, under the rules of the Securities and Exchange Commission (the "SEC"), be deemed to be participants in the solicitation of Westwood stockholders in connection with the proposed merger, and their interests in the solicitation, are set forth in a Schedule 14A filed on the date of this press release with the SEC. Westwood will be filing a proxy statement and other relevant

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documents concerning the proposed merger with the SEC. Investors are advised to read the proxy statement and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. These documents will be available free of charge at the SEC's website, www.sec.gov. In addition, free copies of these documents may also be obtained from Westwood by directing a request to Westwood Corporation, 12402 E. 60th Street, Tulsa, OK 74146, Attn: David Shepherd, telephone (918) 250-4428. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decision.

                       NOTE ON FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" as defined by the SEC. All statements, other than statements of historical facts, which address activities, events or developments that Westwood expects or anticipates will or may occur in the future are forward-looking statements, including statements concerning the possible outcome of the merger, the impact of the transaction on Westwood and the anticipated timing of closing. A number of risks and uncertainties could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in Westwood's reports and documents filed from time to time with the SEC.